Exhibit 99.1

NEWS RELEASE

Contact:	Alliance Data Tiffany Louder – Investor Relations Alliance Data 214.494.3048 tiffany.louder@alliancedata.com Shelley Whiddon – Media 214.494.3811 shelley.whiddon@alliancedata.com	Conversant Sarah Corbin– Media 312.588.3675 scorbin@conversantmedia.com

SWANSON HEALTH SELECTS ALLIANCE DATA'S CONVERSANT FOR
PERSONALIZED DIGITAL MARKETING SERVICES

New agreement to help foster deeper engagement with existing customers and website visitors, and expand Swanson Health's customer base

PLANO, TX – September 6, 2018 – Conversant®, the digital media arm of Epsilon®, an Alliance Data (NYSE: ADS) company, today announced a new agreement with Swanson Health, a wellness leader for nearly five decades. Conversant will lead Swanson Health's personalized digital marketing to help increase product sales, grow its customer base and drive marketing efficiency.

Founded in 1969, Swanson Health began as a mail-order business with a mission to offer pure and potent health products at a great value. Today, Swanson is an industry leader in delivering innovative vitamins, supplements and wellness solutions that help people lead healthier lives. Privately-owned, the award-winning company is based in Fargo, North Dakota, with a satellite office in Chicago.

Under the terms of the agreement, Conversant will develop and implement digital marketing programs to increase engagement with Swanson Health's existing customers and website visitors. The programs will also introduce the brand to prospective customers and re-engage previous customers in the U.S. and Canada.

"Due to the ever-evolving nature of health and wellness trends, understanding who our customers are, what they care about and where they shop and buy is more important than ever," said Corey Bergstrom, Chief Marketing & Merchandising Officer at Swanson Health. "Conversant's knowledge of real people and ability to reach them with personalized messages across all their devices enables us to expand our customer base to include the next generation of wellness-focused shoppers. We understand that everyone's health and wellness journey is different and want each customer who interacts with Swanson Health to have the most valuable experience possible."

"Swanson Health understands the importance of ensuring every customer interaction with its brand is relevant and unique to drive measurable outcomes," said Bryan Kennedy, chief executive officer at Epsilon/Conversant. "We're excited to demonstrate how Conversant's capabilities and understanding of consumers across multiple dimensions can help build lifelong connections with Swanson Health's customers."

About Swanson Health
Swanson Health started in 1969 in Fargo, ND with a mission to offer pure and potent health products at a great value. Nearly 50 years later, Swanson Health continues to innovate science-backed vitamins and supplements, delivering wellness solutions that help people worldwide live simply healthier together. Learn more and shop exclusively online at swanson.com.

About Epsilon
Epsilon® is an all-encompassing global marketing innovator. We provide unrivaled data intelligence and customer insights, world-class technology including loyalty, email and CRM platforms and data-driven creative, activation and execution. Epsilon's digital media arm, Conversant®, is a leader in personalized digital advertising and insights through its proprietary technology and trove of consumer marketing data, delivering digital marketing with unprecedented scale, accuracy and reach through personalized media programs and through CJ AffiliateTM by Conversant®, one of the world's largest affiliate marketing networks. Together, we bring personalized marketing to consumers across offline and online channels, at moments of interest, that help drive business growth for brands. An Alliance Data® company, Epsilon employs over 8,000 associates in 70 offices worldwide. For more information, visit www.epsilon.com and follow us on Twitter @EpsilonMktg.

About Alliance Data
Alliance Data® (NYSE: ADS) is a leading global provider of data-driven marketing and loyalty solutions serving large, consumer-based industries. The Company creates and deploys customized solutions, enhancing the critical customer marketing experience; the result is measurably changing consumer behavior while driving business growth and profitability for some of today's most recognizable brands. Alliance Data helps its clients create and increase customer loyalty through solutions that engage millions of customers each day across multiple touch points using traditional, digital, mobile and emerging technologies. An S&P 500, FORTUNE 500 and FORTUNE 100 Best Companies to Work For company headquartered in Plano, Texas, Alliance Data consists of three businesses that together employ approximately 20,000 associates at more than 100 locations worldwide.

Alliance Data's card services business is a provider of market-leading private label, co-brand, and business credit card programs. Epsilon® is a leading provider of multichannel, data-driven technologies and marketing services, and also includes Conversant®, a leader in personalized digital marketing. LoyaltyOne® owns and operates the AIR MILES® Reward Program, Canada's most recognized loyalty program, and Netherlands-based BrandLoyalty, a global provider of tailor-made loyalty programs for grocers.

Follow Alliance Data on Twitter, Facebook, LinkedIn, Instagram and YouTube.

Forward Looking Statements
This release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Forward-looking statements give our expectations or forecasts of future events and can generally be identified by the use of words such as "believe," "expect," "anticipate," "estimate," "intend," "project," "plan," "likely," "may," "should" or other words or phrases of similar import. Similarly, statements that describe our business strategy, outlook, objectives, plans, intentions or goals also are forward-looking statements.

We believe that our expectations are based on reasonable assumptions. Forward-looking statements, however, are subject to a number of risks and uncertainties that could cause actual results to differ materially from the projections, anticipated results or other expectations expressed in this release, and no assurances can be given that our expectations will prove to have been correct. These risks and uncertainties include, but are not limited to, factors set forth in the Risk Factors section in our Annual Report on Form 10-K for the most recently ended fiscal year, which may be updated in Item 1A of, or elsewhere in, our Quarterly Reports on Form 10-Q filed for periods subsequent to such Form 10-K.

Our forward-looking statements speak only as of the date made, and we undertake no obligation, other than as required by applicable law, to update or revise any forward-looking statements, whether as a result of new information, subsequent events, anticipated or unanticipated circumstances or otherwise.

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